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                                                                  Exhibit (g)(1)

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

__________________________________________x
NICK GIANNONE,                           )
                         Plaintiff,      )
       v.                                )
                                         )    C.A. No. 16232-NC
ALUMAX, INC., ALLEN BORN, J. DENNIS      )
BONNEY, HAROLD BROWN, L. DON BROWN,      )
PIERRE DES MARAIS II, JAMES C.           )
HUNTINGTON, JR., W. LOEBER LANDAU,       )
PAUL MACAVOY, ANNE WEXLER and ALUMINUM   )
CO. OF AMERICA,                          )
                                         )
                                         )
                         Defendants.     )
__________________________________________x

                             CLASS ACTION COMPLAINT
                             ----------------------

          Plaintiff, by his attorneys, alleges upon information and belief, except with respect to his ownership of Alumax, Inc. ("AMX" or the "Company") common stock and his suitability to serve as a class representative which is alleged upon personal knowledge, as follows:

                                  THE PARTIES
                                  -----------
          1. Plaintiff is and was at all times relevant to this action the owner of shares of AMX common stock.
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          2.   Defendant AMX is a corporation organized and existing under the laws of the State of Delaware with its principal offices in Atlanta, Georgia. AMX produces and markets aluminum products.

          3. Defendants Allen Born, J. Dennis Bonney, Harold Brown, L. Don Brown, Pierre Des Marais II, James C. Huntington, Jr., W. Loeber Landau, Paul Macavoy and Anne Wexler comprise the Board of Directors of AMX. Allen Born is also Chairman of the Board and Chief Executive Officer. As officers and directors of AMX, these individuals (hereinafter the "Individual Defendants") owe fiduciary duties of good faith, fair dealing, due care and candor to plaintiff and the other AMX public stockholders.

          4. Defendant Aluminum Co. of America ("Alcoa") is a Pennsylvania corporation which is an integrated aluminum company.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

          5. Plaintiff brings this case pursuant to Rule 23 of the Rules of the Court of Chancery on behalf of himself and all other stockholders of the Company (except the Individual Defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with any of them and their successors in interest), who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

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          6.   This action is properly maintainable as a class action for the following reasons:

               a. The Class is so numerous that joinder of all members is impracticable. As of January 31, 1998, AMX had over 53 million shares of common stock outstanding held by over 9 thousand shareholders of record.

               b. The members of the Class are scattered throughout the United States and are so numerous as to make it impracticable to bring them all before this Court.

               c. There are questions of law and fact which are common to the Class and which predominate including, inter alia, the following:
                                       ----- ----

                    (1) whether the defendants breached their fiduciary and other common law duties which they owed to plaintiff and other members of the Class; and

                    (2) whether plaintiff and the other members of the Class are being irreparably damaged.

               d. The claims of plaintiff are typical of the claims of the Class in that all members of the Class will be damaged by defendants' actions.

               e. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is an adequate representative of the Class.

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               f.   The prosecution of separate actions by or against
individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class.

               g. Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate injunctive relief or corresponding declaratory relief with respect to the Class as a whole.

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

          7. On March 9, 1998, with no prior announcement that AMX was for sale and no adequate market check, defendants announced that they had unanimously agreed with defendant Alcoa to a two-tiered buyout of AMX. The first tier, will be a $50 cash purchase by Alcoa for a minimum of 50% of the outstanding shares of AMX. In the second tier, Alcoa will exchange .6975 shares of his own stock for each remaining AMX share. Alcoa will begin buying AMX shares on Friday, March 13, 1998.

          8. Defendants have not only agreed to a buyout of AMX at an inadequate price, they have failed and are failing to provide the AMX stockholders with all necessary information about the value of AMX.

          9.   The Individual Defendants' fiduciary obligations require them to:

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               a.   undertake an appropriate evaluation of any bona fide
                                                               ---- ----
offers, and take appropriate steps to solicit all potential bids for the Company or its assets or consider strategic alternatives;

               b. act independently so that the interests of AMX's public stockholders will be protected; and

               c. adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests and their fiduciary obligations to the public stockholders of AMX.

          10. Because the Individual Defendants dominate and control the business and corporate affairs of AMX, and are in possession of private corporate information concerning its assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of AMX which makes it inherently unfair for them to sell the Company before fully exploring the proposals described above and alternative strategies for maximizing shareholder value. Defendants have failed to announce or implement strategies such as an active auction or open bidding procedures best calculated to determine the worth of the Company.

          11. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and as part of a common plan and scheme in breach of their fiduciary duties and obligations, are attempting unfairly to

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deprive plaintiff and other members of the Class of the highest premium which they could realize in an acquisition transaction.

          12. As a result of the actions of the Individual Defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of AMX's assets and businesses and/or have been and will be prevented from obtaining fair consideration for their shares of AMX's common stock.

          13. Only through the exercise of this Court's equitable powers can plaintiff be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict. Defendants are precluding the shareholders' enjoyment of the full economic value of their investment by failing to proceed expeditiously and in good faith to pursue a full and fair auction for AMX.

          14. Moreover, the transaction is structured to ensure that people will tender their shares in order to avoid receiving the shares on the back-end and is therefore coercive.

          15. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class.

          16. Plaintiff and the Class have no adequate remedy at law.

          WHEREFORE, plaintiff demands judgment, as follows:

          A. Declaring this to be a proper class action;

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          B.   Ordering defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by announcing their intention to:

               (i) undertake an appropriate evaluation of alternatives designed to maximize value for AMX's public stockholders; and

               (ii) adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to the public stockholders or, if such conflicts exist, to ensure that all of the conflicts would be resolved in the best interests of AMX's public stockholders.

          C. Ordering defendants jointly and severally to take all steps to enhance AMX's value as a merger or acquisition candidate, to implement a full and fair auction for AMX, to agree only to a non-coercive transaction which maximizes value, and to provide AMX's stockholders with all information material to their determination whether or not to tender or vote in favor of the merger.

          D. Ordering defendants, jointly and severally, to account to plaintiff and the Class for all damages suffered and to be suffered by Class members as a result of the acts alleged herein;

          E. Awarding plaintiff the costs and disbursements of the action, including allowance for plaintiff's reasonable attorneys' and experts' fees; and

          F. Granting such other and further relief as may be just and proper in the premises.

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Dated:    March 9, 1998

               ROSENTHAL, MONHAIT, GROSS & GODDESS, P.A.

               By:  /s/ Norman M. Monhait
                   ---------------------------------------------
                   Suite 1401, Mellon Bank Center
                   P.O. Box 1070
                   Wilmington, DE 19899-1070
                   (302)656-4433
                   Attorneys for Plaintiff

OF COUNSEL:

ABBEY, GARDY & SQUITIERI, LLP
212 East 39th Street
New York, New York 10016
(212) 889-3700

FARUQI & FARUQI, L.L.P
415 Madison Avenue
New York, New York 10017
(212) 986-1074

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